Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Carola Mengolini
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN GROUP PROVIDES BUSINESS UPDATE AND REPORTS ON FIRST QUARTER 2020

MIAMI – May 20, 2020 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today commented on the business in light of the impact of the COVID-19 pandemic and reported on the first quarter of 2020.

The outbreak of COVID-19 has resulted in an unprecedented global response to contain the spread of the disease. As part of the global containment effort, the Company previously announced a voluntary suspension of its global cruise operation.

“Responding to the dramatic change in business conditions caused by COVID-19 has required focus, dedication, ingenuity and improvisation from all our people, and their efforts have been nonstop,” said Richard D. Fain, Chairman and CEO. “We understand that when our ships return to service, they will be sailing in a changed world. How well we anticipate and solve for this new environment will play a critical role in keeping our guests and crew safe and healthy, as well as position our business and that of our travel agent partners to return to growth.”

As the Company finishes repatriating crew members to their home countries, the Company's future focus now turns to four key principles:
•Ensuring the safety of guests and crew
•Proactively enhancing liquidity
•Protecting the Company’s brands, and
•Defining and preparing for a “new normal."

The Company has engaged the services of distinguished external experts in relevant fields, including public health, epidemiology, design and sanitation, to bring additional expertise to its internal teams that are envisioning the Company’s new standards and procedures for its return to service strategy.

Update on Bookings

Prior to the outbreak of COVID-19, the Company started the year in a strong booked position and at higher prices on a prior year comparable basis. Given the impact of COVID-19, booking volumes for the remainder of 2020 are meaningfully lower than the same time last year at prices that are down low-single digits. Although still early in the booking cycle, the booked position for 2021 is within historical ranges when compared to same time last year with 2021 prices up mid-single digits compared to 2020.

The Company has implemented various programs in order to best serve its booked guests providing the choice of future cruise credits in lieu of providing cash refunds for both cancelled sailings and future bookings. As of April 30, 2020, approximately 45% of the guests booked on cancelled sailings have requested cash refunds. Additionally, as of March 31, 2020, the Company had $2.4 billion in customer deposits. The Company also continues to take future bookings for 2020, 2021 and 2022, and receive new customer deposits and final payments on these bookings.

Update on Liquidity Actions and Ongoing Uses of Cash
Since the last earnings call, and given the challenges posed by the suspension of its global cruise operation, the Company has taken significant actions to enhance its liquidity, preserve cash and secure additional financing. These actions include reducing operating expenses; reducing or deferring capital spend; and increasing its available cash position through various financing sources. Among these efforts, the Company highlighted an approximate $4.0 billion increase in additional financing through a secured bond issuance and increased revolver capacity; a $3.0 billion reduction in its 2020 capital expenditures, a $0.8 billion 12-month debt amortization holiday from certain export-credit backed facilities, and a substantial reduction in its operating expenses due to the fleet layup and significant actions to meaningfully decrease the Company’s sales, marketing and administrative expenses.

“We have taken swift and substantial actions to bolster our financial position by significantly reducing our operating and capital spend and leveraging our strong balance sheet to raise additional capital," said Jason T. Liberty, executive vice president and CFO.

The Company estimates its cash burn to be, on average, in the range of approximately $250 million to $275 million per month during a prolonged suspension of operations. This range includes ongoing ship operating expenses, administrative expenses, debt service expense, hedging costs, expected necessary capital expenditures (net of committed financings in the case of newbuilds) and excludes cash refunds of customer deposits as well as cash inflows from new and existing bookings. The Company is considering ways to further reduce the average monthly requirement under a further prolonged out-of-service scenario and during start-up of operations.

Liquidity and Financing Arrangements
As of April 30, 2020, the Company had liquidity of approximately $2.3 billion all in the form of cash and cash equivalents. On May 19, 2020, the Company completed its $3.3 billion senior secured notes offering, improving the Company’s liquidity position by approximately $1.0 billion.

The Company noted that as of May 19, 2020, the expected debt maturities for the remainder of 2020 and 2021, are $0.4 billion and $0.9 billion, respectively.

Capital Expenditures
Since the last earnings call, the Company has identified approximately $3.0 billion and $1.4 billion of capital expenditure reductions or deferrals in 2020 and 2021, respectively. The projected capital expenditures for the remainder of 2020 and 2021 are $0.5 billion and $2.1 billion, respectively. The Company continues to evaluate ways to further reduce these expenditures.

The Company believes COVID-19 has impacted shipyard operations and will result in delivery delays of ships previously planned for delivery in 2020 and 2021.

First Quarter 2020
Due to the COVID-19 pandemic, the Company suspended its global cruise operation starting on March 13, 2020, which resulted in the cancellation of 130 sailings during the first quarter and a consequent reduction in capacity of approximately 20.0% vs. guidance and 17.0% vs. the same time last year.

The Company reported US GAAP Net Loss for the first quarter of 2020 of $(1.4) billion or $(6.91) per share compared to US GAAP Net Income of $249.7 million or $1.19 per share in the prior year. The 2020 results include a non-cash asset impairment loss of $1.1 billion. The Company reported Adjusted Net Loss of $(310.4) million or $(1.48) per share compared to Adjusted Net Income of $275.8 million or $1.31 per share in the prior year. The Net Loss for the quarter is a result of the COVID-19 pandemic on the business.

2020 Outlook

On March 10, 2020, the Company withdrew its first quarter and full-year 2020 guidance. The magnitude, duration and speed of COVID-19 remains uncertain. As a consequence, the Company cannot estimate the impact of COVID-19 on its business, financial condition or near or longer-term financial or operational results with reasonable certainty. The Company expects to incur a net loss on both a US GAAP and adjusted basis for its second quarter and the 2020 fiscal year; the extent of which will depend on the timing and extent of our return to service.

Interest expense for the remainder of the year (April 1, 2020 through December 31,2020) will be in the range of $590 million to $610 million.

As of March 31, 2020, the Company had hedged approximately 60%, 39%, 23% and 5% of its total projected metric tons of fuel consumption for the remainder of 2020, 2021, 2022 and 2023, respectively. For the same four-year period, the annual average cost per metric ton of the hedge portfolio is approximately $433, $435, $514 and $580, respectively.

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 10 a.m. Eastern Daylight Time today. This call can be heard, either live or on a delayed basis, on the Company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted (Loss) Earnings per Share (“Adjusted EPS”)
Represents Adjusted Net (Loss) Income attributable to Royal Caribbean Cruises Ltd. divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net (Loss) Income
Adjusted Net (Loss) Income represents net (loss) income less net income attributable to noncontrolling interest excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) asset impairment and credit losses recorded in the first quarter of 2020 as a result of the impact of COVID-19; (ii) the change in fair value in the Silversea Cruises contingent consideration; (iii) net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas; (iv) restructuring charges incurred in relation to the reorganization of our international sales and marketing structure and other initiatives expenses; (v) the amortization of the Silversea Cruises intangible assets resulting from the acquisition; (vi) the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest; (vii) transaction costs related to the Silversea Cruises acquisition and (viii) equity investment impairment.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs excluding Fuel are our most relevant non-GAAP financial measures. However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar. Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs excluding Fuel in “Constant-Currency” - i.e., as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates. We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses. For the periods presented, Gross Cruise Costs exclude (i) restructuring charges incurred in relation to the reorganization of our international sales and marketing structure and other initiative costs and (ii) transaction costs related to the Silversea Cruises acquisition, which were included within marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and NCC excluding Fuel
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance. Net Cruise Costs and Net Cruise Costs Excluding Fuel exclude net insurance recoveries related to the collapse of the drydock structure at Grand Bahama Shipyard involving Oasis of the Seas.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see “Adjusted Measures of Financial Performance” below.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that controls and operates four global brands: Royal Caribbean International, Celebrity Cruises, Azamara and Silversea Cruises.  The company is also a 50% joint venture owner of the German brand TUI Cruises and  a 49% shareholder in the Spanish brand Pullmantur Cruceros. Together these brands operate a combined total of 62 ships with an additional 16 on order as of March 31, 2020.  They operate diverse itineraries around the world that call on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.silversea.com, www.tuicruises.com, www.pullmantur.es, www.rclcorporate.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2020 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering”, and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; the impact of the global incidence and spread of COVID-19, which has led to the temporary suspension of our operations and has had and will continue to have a material negative impact on our operating results and liquidity, or other contagious illnesses on economic conditions and the travel industry in general and the financial position and operating results of our Company in particular, such as: the current and potential additional governmental and self-imposed travel restrictions, the current and potential extension of the suspension of cruises and new additional suspensions, guest cancellations, an inability to source our crew or our provisions and supplies from certain places, the incurrence of COVID-19 and other contagious diseases on our ships and an increase in concern about the risk of illness on our ships or when traveling to or from our ships, all of which reduces demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in US foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; our indebtedness and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; the impact of foreign currency exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs associated with protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

In addition, many of these risks and uncertainties are currently heightened by and will continue to be heightened by, or in the future may be heightened by, the COVID-19 pandemic. It is not possible to predict or identify all such risks.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, copy of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(unaudited, in thousands, except per share data)

	Quarter Ended
	March 31,
	2020	2019
Passenger ticket revenues	$1,376,851	$1,709,984
Onboard and other revenues	655,899	729,783
Total revenues	2,032,750	2,439,767
Cruise operating expenses:
Commissions, transportation and other	317,129	363,155
Onboard and other	123,718	135,170
Payroll and related	330,390	269,532
Food	121,316	139,534
Fuel	194,268	160,171
Other operating	423,998	346,142
Total cruise operating expenses	1,510,819	1,413,704
Marketing, selling and administrative expenses	395,890	414,947
Depreciation and amortization expenses	324,330	292,285
Impairment and credit losses	1,108,118	—
Operating (Loss) Income	(1,306,407)	318,831
Other income (expense):
Interest income	5,534	9,784
Interest expense, net of interest capitalized	(92,911)	(100,415)
Equity investment (loss) income	(10,392)	33,694
Other expense	(32,859)	(5,088)
	(130,628)	(62,025)
Net (Loss) Income	(1,437,035)	256,806
Less: Net Income attributable to noncontrolling interest	7,444	7,125
Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$(1,444,479)	$249,681
(Loss) Earnings per Share:
Basic	$(6.91)	$1.19
Diluted	$(6.91)	$1.19
Weighted-Average Shares Outstanding:
Basic	209,097	209,322
Diluted	209,097	209,874

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(unaudited, in thousands, except per share data)

	Quarter Ended
	March 31,
	2020	2019
Comprehensive (Loss) Income
Net (Loss) Income	$(1,437,035)	$256,806
Other comprehensive income (loss):
Foreign currency translation adjustments	10,290	564
Change in defined benefit plans	(7,589)	(653)
(Loss) gain on cash flow derivative hedges	(300,605)	48,843
Total other comprehensive (loss) income	(297,904)	48,754
Comprehensive (Loss) Income	(1,734,939)	305,560
Less: Comprehensive Income attributable to noncontrolling interest	7,444	7,125
Comprehensive (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$(1,742,383)	$298,435

STATISTICS
	Quarter Ended
	March 31,
	2020 (1)	2019 (1)
Passengers Carried	1,239,817	1,533,226
Passenger Cruise Days	8,467,106	10,561,817
APCD	8,217,133	9,860,600
Occupancy	103.0%	107.1%
(1) Due to the three-month reporting lag, these statistics include Silversea Cruises October, November and December figures.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	March 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,890,811	$243,738
Trade and other receivables, net	220,876	305,821
Inventories	177,705	162,107
Prepaid expenses and other assets	304,809	429,211
Derivative financial instruments	—	21,751
Total current assets	4,594,201	1,162,628
Property and equipment, net	25,857,215	25,466,808
Operating lease right-of-use assets	619,439	687,555
Goodwill	809,216	1,385,644
Other assets	1,564,982	1,617,649
Total assets	$33,445,053	$30,320,284

Liabilities, Redeemable Noncontrolling Interest and Shareholders’ Equity
Current liabilities
Current portion of debt	$3,411,993	$1,186,586
Commercial paper	343,557	1,434,180
Current portion of operating lease liabilities	98,883	96,976
Accounts payable	1,414,394	563,706
Accrued interest	114,738	70,090
Accrued expenses and other liabilities	1,022,405	1,078,345
Derivative financial instruments	203,308	94,875
Customer deposits	2,373,092	3,428,138
Total current liabilities	8,982,370	7,952,896
Long-term debt	12,273,322	8,414,110
Long-term operating lease liabilities	583,979	601,641
Other long-term liabilities	796,182	617,810
Total liabilities	22,635,853	17,586,457
Redeemable noncontrolling interest	577,425	569,981
Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 237,168,148 and 236,547,842 shares issued, March 31, 2020 and December 31, 2019, respectively)	2,372	2,365
Paid-in capital	3,473,253	3,493,959
Retained earnings	9,915,758	11,523,326
Accumulated other comprehensive loss	(1,095,617)	(797,713)
Treasury stock (27,799,775 and 27,746,848 common shares at cost, March 31, 2020 and December 31, 2019, respectively)	(2,063,991)	(2,058,091)
Total shareholders’ equity	10,231,775	12,163,846
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$33,445,053	$30,320,284

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019
Operating Activities
Net (Loss) Income	$(1,437,035)	$256,806
Adjustments:
Depreciation and amortization	324,330	292,285
Impairment and credit losses	1,108,118	—
Net deferred income tax expense	253	2,983
Loss (gain) on derivative instruments not designated as hedges	120,765	(4,780)
Share-based compensation (income) expense	(7,428)	27,322
Equity investment loss (income)	10,392	(33,694)
Amortization of debt issuance costs	7,795	10,366
Amortization of commercial paper notes discount	6,615	7,916
Change in fair value of contingent consideration	(51,019)	—
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	84,578	(44,382)
Increase in inventories	(15,598)	(4,366)
Decrease (increase) in prepaid expenses and other assets	24,476	(12,323)
Increase in accounts payable	851,342	8,843
Increase in accrued interest	44,648	45,581
Increase (decrease) in accrued expenses and other liabilities	110,440	(68,688)
(Decrease) increase in customer deposits	(959,555)	580,735
Dividends received from unconsolidated affiliates	1,991	42,435
Other, net	(26,398)	(28,585)
Net cash provided by operating activities	198,710	1,078,454
Investing Activities
Purchases of property and equipment	(1,252,554)	(470,116)
Cash received on settlement of derivative financial instruments	1,132	5,803
Cash paid on settlement of derivative financial instruments	(96,575)	(678)
Investments in and loans to unconsolidated affiliates	(2,000)	—
Cash received on loans to unconsolidated affiliates	5,160	11,824
Proceeds from the sale of property and equipment	5,256	—
Other, net	(1,596)	2,719
Net cash used in investing activities	(1,341,177)	(450,448)
Financing Activities
Debt proceeds	7,052,189	316,810
Debt issuance costs	(62,346)	(3,675)
Repayments of debt	(921,867)	(1,146,674)
Proceeds from issuance of commercial paper notes	6,396,787	5,039,834
Repayments of commercial paper notes	(7,494,025)	(4,711,208)
Dividends paid	(163,563)	(146,817)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019
Proceeds from exercise of common stock options	384	241
Other, net	(17,347)	(16,192)
Net cash provided by (used in) financing activities	4,790,212	(667,681)
Effect of exchange rate changes on cash	(673)	20
Net increase (decrease) in cash and cash equivalents	3,647,072	(39,655)
Cash and cash equivalents at beginning of period	243,738	287,852
Cash and cash equivalents at end of period	$3,890,810	$248,197
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$31,481	$37,103
Non-cash Investing Activities
Notes receivable issued upon sale of property and equipment	$6,294	$—
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$29,022	$—

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended March 31,
	2020	2020 On a Constant Currency Basis	2019
Passenger ticket revenues	$1,376,851	$1,391,923	$1,709,984
Onboard and other revenues	655,899	662,465	729,783
Total revenues	2,032,750	2,054,388	2,439,767
Less:
Commissions, transportation and other	317,129	320,131	363,155
Onboard and other	123,718	124,119	135,170
Net Revenues	$1,591,903	$1,610,138	$1,941,442

APCD	8,217,133	8,217,133	9,860,600
Gross Yields	$247.38	$250.01	$247.43
Net Yields	$193.73	$195.95	$196.89

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended March 31,
	2020	2020 On a Constant Currency Basis	2019
Total cruise operating expenses	$1,510,819	$1,519,124	$1,413,704
Marketing, selling and administrative expenses (2) (3)	383,847	385,694	413,761
Gross Cruise Costs	1,894,666	1,904,818	1,827,465
Less:
Commissions, transportation and other	317,129	320,131	363,155
Onboard and other	123,718	124,119	135,170
Net Cruise Costs Including Other Costs	1,453,819	1,460,568	1,329,140
Less:
Net insurance recoveries related to the Oasis of the Seas incident included within cruise operating expenses	(1,580)	(1,580)	—
Net Cruise Costs	1,455,399	1,462,148	1,329,140
Less:
Fuel (4)	193,458	193,463	160,171
Net Cruise Costs Excluding Fuel	$1,261,941	$1,268,685	$1,168,969

APCD	8,217,133	8,217,133	9,860,600
Gross Cruise Costs per APCD	$230.58	$231.81	$185.33
Net Cruise Costs per APCD	$177.12	$177.94	$134.79
Net Cruise Costs Excluding Fuel per APCD	$153.57	$154.40	$118.55
(2) For the quarter ended March 31, 2020, the amount does not include restructuring charges and other initiatives expenses of $12.0 million.
(3) For the quarter ended March 31, 2019, the amount does not include the transaction costs related to the Silversea Cruises acquisition of $1.2 million.

(4) For the quarter ended March 31, 2020, the amount does not include the fuel impact of the Oasis of the Seas incident of $0.8 million already considered to arrive at Net Cruise Costs.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)
Adjusted Net (Loss) Income and Adjusted (Loss) Earnings per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended March 31,
	2020	2019
Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$(1,444,479)	$249,681
Adjusted Net (loss) Income attributable to Royal Caribbean Cruises Ltd.	(310,412)	275,847
Net Adjustments to Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$1,134,067	$26,166
Adjustments to Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.:
Impairment and credit losses (5)	$1,108,118	$—
Equity investment impairment (6)	39,735	—
Change in fair value of the Silversea contingent consideration (7)	(51,019)	—
Net insurance recoveries of Oasis of the Seas incident (8)	(1,938)	—
Restructuring charges and other initiatives expense (9)	12,043	—
Amortization of Silversea Cruises intangible assets resulting from the acquisition (7)	3,069	3,069
Noncontrolling interest adjustment (10)	24,059	21,911
Transaction costs related to Silversea acquisition (7)	—	1,186
Net Adjustments to Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$1,134,067	$26,166

(Loss) Earnings per Share - Diluted	$(6.91)	$1.19
Adjusted (Loss) Earnings per Share - Diluted	(1.48)	1.31
Net Adjustments to (Loss) Earnings per Share	$5.43	$0.12

Adjustments to (Loss) Earnings per Share:
Impairment and credit losses (5)	$5.30	$—
Equity investment impairment (6)	0.19	—
Change in fair value of the Silversea contingent consideration (7)	(0.24)	—
Net insurance recoveries of Oasis of the Seas incident (8)	(0.01)	—
Restructuring charges and other initiatives expense (9)	0.06	—
Amortization of Silversea Cruises intangible assets resulting from the acquisition (7)	0.01	0.01
Noncontrolling interest adjustment (10)	0.12	0.10
Transaction costs related to Silversea acquisition (7)	—	0.01
Net Adjustments to (Loss) Earnings per Share	$5.43	$0.12

Weighted-Average Shares Outstanding - Diluted	209,097	209,874
(5) Represents asset impairment and credit losses recorded in the first quarter of 2020 as a result of the impact of COVID-19.
(6) Represents equity investment asset impairment, primarily for our investment in Grand Bahama Shipyard, recorded in the first quarter of 2020 as a result of the impact of COVID-19.
(7) Related to the Silversea Cruises acquisition.
(8) Amount includes net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.
(9) Represents restructuring charges incurred in relation to the reorganization of our international sales and marketing structure and other initiatives expenses.

(10) Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Silversea Cruises Group Ltd.'s noncontrolling interest.